Exhibit 99.1

SmartRent Reports Third Quarter 2026 Financial Results

Revenue Growth and Higher Margins Power Increasing Investment in Growth, Technology, and the Company's March to One Million Installed Units

Phoenix, Ariz., November 4, 2026 – (BUSINESS WIRE) – SmartRent, Inc. (NYSE: SMRT) (“SmartRent” or the “Company”), a market-leading building intelligence provider delivering innovative data, technology and workflow solutions for the rental housing industry, today reported financial results for the three months ended September 30, 2026.

Third Quarter 2026 Highlights

Double-Digit Revenue Growth

•
Total Revenue of $41.6 million, up 15% from the prior year.
•
Core Revenue totaled $40.7 million, up 24%.
•
Annual Recurring Revenue ("ARR") increased by 11% to $62.9 million.
•
Units Booked for the trailing twelve-months increased by 44% to 122,510.
•
Total Units Deployed reached 941,977 Units as of September 30, 2026, up 8%.

Significant Margin Expansion and Profitability Gains

•
Gross Margin expanded 1,470 basis points to 41%, our fourth consecutive quarter of gross margin expansion.
•
Adjusted EBITDA totaled $1.1 million, a $4.0 million improvement from the prior year, the Company's fourth consecutive quarter of positive Adjusted EBITDA.
•
Net loss improved by 38% year-over-year, to $3.9 million compared with $6.3 million in the prior year period.

Strong Liquidity and Disciplined Capital Allocation

•
Ended the quarter with $89.2 million in cash on hand.
•
Generated positive cash flow from operations of $2.9 million.
•
Repurchased 2.5 million common shares, or 1% of shares outstanding.

Fourth Quarter 2026 Outlook

Based on current trends in the business, the Company provides the following outlook for the fourth quarter of 2026:

•
Total Revenue year-over-year growth of 15% to 20%.
•
Core Revenue growth of 20% to 25% compared to the prior year.
•
Adjusted EBITDA year-over-year growth of 450% to 650%.

Exhibit 99.1

“SmartRent has now delivered four successive quarters of accelerating growth and margin trends as we successfully execute against our Vision 2028 Strategic Plan. The positive momentum extends across all facets of the business including our sales muscle, critical technology advancements and operations effectiveness,” said Frank Martell, President and Chief Executive Officer of SmartRent. “In my view, our third quarter results, the Company’s strongest quarterly financial and operational results in over two years, provide a clear proof point. Third quarter Core Revenues were up 24%, Gross Margins expanded by 1,500 basis points to 41% and we continued to build our backlog of customer orders for our solutions.”

“From my point of view, these results demonstrate strong operational execution as well as the operating leverage inherent through the execution of Vision 2028," Martell continued. “It's important to note that we are improving margins and at the same time funding significant investments in our platform, data, infrastructure and product innovation which will support the Company's long-term growth strategy."

"I believe SmartRent is increasingly the logical choice for owners and operators seeking to further streamline workflows, drive efficiency, and enhance asset performance through an investment in building intelligence solutions and smart home technology. As we enter 2027, I believe SmartRent has accelerating momentum and at the same time, is approaching an inflection point in terms of scale and its ability to consistently grow revenues and profits."

“Total Revenue increased 15% year-over-year, with Core Revenue up 24%. As our footprint continues to scale, we are seeing expanding adoption of our Access Control and Self-Guided Tour solutions, alongside strong demand for equipment upgrades and refreshes," said Daryl Stemm, Chief Financial Officer of SmartRent. "We are also realizing the tangible benefits of our cost efficiencies, which enabled us to generate positive cash flow from operations and improve Adjusted EBITDA by $4 million year-over-year.”

Stemm continued, “Our focus remains on sustained revenue growth, expanding profitability and disciplined cash generation. With a strong balance sheet and an increasingly scalable operating model, we believe we are on track to deliver a strong fourth quarter and enter 2027 with considerable momentum.”

Third Quarter 2026 Results Summary

Core Revenue for the third quarter of 2026 was $40.7 million, an increase of approximately 24% from $32.8 million in the third quarter of 2025, reflecting increased access control revenues, equipment upgrades and refreshes, higher hardware shipment volumes and continued expansion of the Company’s installed base. Total Revenue was $41.6 million, an increase of approximately 15% from $36.2 million in the third quarter of 2025. We believe Core Revenue is the more representative measure of the underlying volume of the business, as it excludes non-cash revenue from hubs shipped up to four years ago.

Exhibit 99.1

Hosted services revenue totaled $16.6 million comprising $15.7 million in SaaS Revenue and $0.9 million of hub amortization. SaaS Revenue grew 11%, supported by growth in the installed base and adoption of Access Control and Self-Guided Tour (“SGT”) solutions. Hardware revenue increased by 61% to $18.5 million, compared with $11.5 million in the prior-year quarter. Professional services revenue was $6.5 million, down 8%, from $7.0 million in the prior year.

Third quarter results demonstrate the financial strength of SmartRent’s full-lifecycle business model. The Company’s growing installed base supports multiple revenue opportunities across the customer lifecycle, including initial deployments, recurring software subscriptions, equipment upgrades, and expanded adoption of integrated technology solutions. As of September 30, 2026, Units Deployed reached 941,977, an increase of 8% with 71,747 more units compared to September 30, 2025. Trailing twelve-month Units Booked increased 44% year over year to 122,510 units, reflecting continued sales momentum and supporting the Company’s objective of surpassing one million installed units during the first half of 2027.

Access Control continued to demonstrate strong momentum, with revenue increasing 171% to $4.7 million, including 242% growth in Access Control hardware revenue to $2.5 million. Separately, hardware and installation revenue associated with upgrade and refresh deployments increased approximately 6.3% year-over-year to $2.4 million, compared with $2.3 million in the prior-year period.

Total gross profit for the third quarter of 2026 increased approximately 79% to $17.1 million, compared to $9.6 million in the third quarter of 2025. Gross margin expanded approximately 1,470 basis points to 41.2% from 26.4% in the prior year quarter, marking the fourth consecutive quarter of gross margin expansion. The improvement reflects the benefits of cost reduction initiatives, improved operating discipline, and growth in SaaS Revenue. SaaS gross profit increased approximately 17% year-over-year to $11.7 million, while SaaS gross margin expanded to 74.6%, demonstrating the attractive margin profile and operating leverage inherent in the Company’s recurring revenue business.

Operating expenses totaled $21.9 million, compared to $16.6 million. Excluding a $2.5 million non-recurring accrual reversal that benefited the prior year period, operating expenses increased approximately 15%. The primary drivers for this increase included costs resulting from a 24% increase in the Company's Core Revenue, as well as investments required to support the execution of Vision 2028 initiatives, including the expansion of our sales organization and investments in technology and AI-related capabilities.

Net loss narrowed by approximately 38%, to $3.9 million, from $6.3 million in the same quarter prior year. Adjusted EBITDA improved to $1.1 million, compared with a loss of $2.9 million in the same quarter prior year, representing a $4.0 million year-over-year improvement and marking the Company’s fourth consecutive quarter of positive Adjusted EBITDA growth.

The Company generated positive operating cash flow in the third quarter of 2026 and ended the quarter with a cash balance of approximately $89 million and an undrawn $75 million credit facility. Year to date net cash used in operating activities improved by $25.9 million year-over-year, declining to $3.4 million for the nine months ended September 30, 2026, compared with $29.2 million in the prior-year period. This significant reduction reflects stronger financial performance and disciplined working capital management. During the third quarter of 2026, the Company repurchased 2.5 million shares, or 1% of shares outstanding, at an aggregate cost of $3.4 million.

Exhibit 99.1

Conference Call Information

SmartRent is hosting a conference call today, November 4, 2026, at 11:30 a.m. ET to discuss its financial results. To join the call, please register on the Company’s investor relations website here. A copy of the Company's earnings presentation is available on the Investor Relations section of SmartRent’s website.

About SmartRent

SmartRent, Inc. (NYSE: SMRT) is a premier enterprise technology platform delivering AI-enabled smart home and property solutions to the rental housing industry. As the only comprehensive provider to unite purpose-built hardware and software under a unified ecosystem, the company’s solutions reduce daily operational complexity to elevate resident living, increase net operating income, mitigate property risk and reclaim valuable hours for on-site teams. Trusted by the top names in real estate, SmartRent is executing its Vision 2028 strategic framework to transform an installed base of millions of smart devices and daily users into advanced property intelligence. Learn more at smartrent.com.

Exhibit 99.1

Forward-Looking Statements

This press release contains forward-looking statements which address the Company's expected future business and financial performance and results, areas of focus, including our operations, approach to operational and financial discipline, cost reduction, expected growth, strategy, performance, financial review, product portfolio enhancements, strategic collaborations, expansion plans, and other future events and forward-looking statements. Forward-looking statements may contain words such as "goal," "target," "future," "estimate," "expect," "anticipate," "intend," "plan," "believe," "seek," "project," "may," "should," "will" or similar expressions. Examples of forward-looking statements include, among others, statements regarding the expected financial results, product portfolio enhancements, expansion plans and opportunities and earnings guidance related to financial and operational metrics. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things, our ability to: (1) accelerate adoption of our products and services; (2) anticipate the uncertainties inherent in the development of new business lines and business strategies; (3) manage risks associated with our third-party suppliers and manufacturers and partners for our products; (4) manage risks associated with adverse macroeconomic conditions, including inflation, slower growth or recession, barriers to trade, changes to fiscal and monetary policy, tighter credit, higher interest rates, high unemployment, and currency fluctuations; (5) attract, train, and retain effective officers, key employees and directors and manage risks associated with the leadership transition; (6) develop, design, manufacture, and sell products and services that are differentiated from those of competitors; (7) realize the benefits expected from our acquisitions; (8) acquire or make investments in other businesses, patents, technologies, products or services to grow the business; (9) successfully pursue, defend, resolve or anticipate the outcome of pending or future litigation matters; (10) comply with laws and regulations applicable to our business, including privacy regulations; (11) realize the benefits expected from our stock repurchase program; and (12) maintain key strategic relationships with partners and distributors. The forward-looking statements herein represent the judgment of the Company, as of the date of this release, and SmartRent disclaims any intent or obligation to update forward-looking statements. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand the Company's reported financial results and our business outlook for future periods.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with GAAP, SmartRent also discloses certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA and Core Revenue. These financial measures are not recognized measures under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures - these non-GAAP financial measures are not intended to supersede or replace our GAAP results.

Exhibit 99.1

We define EBITDA as net income (loss) computed in accordance with GAAP before interest income, net, income tax expense (benefit) and depreciation and amortization. We define Adjusted EBITDA as EBITDA before expenses related to certain legal matters, stock-based compensation, goodwill impairment, certain inventory write-offs, non-recurring warranty provisions, other acquisition expenses, and other expenses caused by non-recurring, or unusual, events that are not indicative of our ongoing business.

We define Core Revenue as total revenue excluding hub amortization.

EBITDA, Adjusted EBITDA and Core Revenue may be determined or calculated differently by other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

EBITDA, Adjusted EBITDA and Core Revenue are not used as measures of SmartRent’s liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP.

SmartRent’s management uses EBITDA and Adjusted EBITDA in a number of ways to assess the Company’s financial and operating performance and believes that these measures provide useful information to investors regarding financial and business trends related to SmartRent’s results of operations. EBITDA and Adjusted EBITDA are also used to identify certain expenses and make decisions designed to help SmartRent meet its identified financial and operational goals and to optimize its financial performance, while neutralizing the impact of some expenses included in our operating results which could otherwise mask underlying trends in its business. SmartRent’s management believes that investors are provided with a more meaningful understanding of SmartRent’s ongoing operating performance when non-GAAP financial information is viewed with GAAP financial information.

SmartRent's management believes Core Revenue more accurately reflects the underlying volume of the business as it excludes non-cash revenue from hubs shipped in prior years.

Financial and Operating Metrics Defined

SmartRent regularly monitors several financial and operating metrics including the following which the Company believes are key measures of its growth, to evaluate its operating performance, identify trends affecting its business, formulate business plans, measure its progress, and make strategic decisions. These metrics may not provide accurate predictions of future GAAP financial results.

Units Deployed is defined as the aggregate number of Hub Devices that have been installed (including customer self-installations) and have an active subscription as of a stated measurement date.

New Units Deployed is defined as the aggregate number of Hub Devices that were installed (including customer self-installations) and resulted in a new active subscription during a stated measurement period.

Hardware Upgrade Units is defined as the aggregate number of existing Units Deployed which had new hardware installed by SmartRent during a stated measurement period excluding any new hardware installed as warranty replacements.

Exhibit 99.1

Units Shipped is defined as the aggregate number of Hub Devices that have been shipped to customers during a stated measurement period.

Units Booked is defined as the aggregate number of Hub Device units subject to binding orders executed during a stated measurement period that are expected to result in a New Unit Deployed. The Company utilizes the concept of Units Booked to measure estimated near-term resource demand and the resulting approximate range of post-delivery revenue that it will earn and record. Units Booked represent binding orders only.

Bookings represent the contract value of hardware, professional services, and the first year of ARR for binding orders executed during a stated measurement period, including renewals and upgrades.

Annual Recurring Revenue (“ARR”) is defined as the annualized value of our SaaS Revenue earned in the current quarter, which we calculate by taking the total amount of SaaS Revenue in the current quarter and multiplying that amount by four.

SaaS Revenue is defined as subscription revenue from fees paid by customers for access to one or more of SmartRent's software applications, including access controls, asset monitoring and related services, and our Community WiFi solution.

Average Revenue per Unit (“ARPU”) is used to assess the growth and health of the overall business and reflects our ability to acquire, retain, engage and monetize our customers, and thereby drive revenue. ARPU metrics may vary significantly based on scope and mix during the period. Each revenue stream ARPU is calculated as follows:

Hardware ARPU is total hardware revenue during a given period divided by the total Units Shipped during the same period.

Professional Services ARPU is total professional services revenue during a given period divided by the total New Units Deployed, excluding customer self-installations, during the same period.

SaaS ARPU is total SaaS Revenue during a given period divided by the average aggregate Units Deployed in the same period divided by the number of months in the period.

Units Booked SaaS ARPU is the first year ARR for binding orders with Units Booked executed during the stated measurement period divided by the total Units Booked in the same period divided by the number of months in the period.

Property Net Revenue Retention is defined as SaaS Revenue at the end of the current period related to properties which had SaaS Revenue at the end of the same period in the prior year, divided by SaaS Revenue at the end of the same period in the prior year for those same properties. Property Net Revenue Retention includes additions to revenue from price increases on existing products, additions of new products at existing properties and transfers of ownership, offset by any reductions in revenue caused by cancellations or downgrades.

Customer Net Revenue Retention is defined as SaaS Revenue at the end of the current period related to customers which had SaaS Revenue at the end of the same period in the prior year, divided by SaaS Revenue at the end of the same period in the prior year for those same customers. A customer with SaaS Revenue is defined as an entity that has an active subscription during the stated period. Customer Net Revenue Retention includes additions to revenue from transfers of ownership, price

Exhibit 99.1

increases on existing products and additions of new products at existing properties, offset by any reductions in revenue caused by cancellations or downgrades.

Customer Churn is defined as cancelled Units Deployed during the measurement period divided by Units Deployed as of the beginning of the measurement period.

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025
Revenue
Hardware	$18,492	$11,506	$47,497	$45,479
Professional services	6,469	7,035	21,138	15,255
Hosted services	16,605	17,661	51,458	55,120
Total revenue	41,566	36,202	120,093	115,854

Cost of revenue
Hardware	13,642	13,836	38,132	40,664
Professional services	6,284	6,800	19,042	20,330
Hosted services	4,531	5,997	14,469	19,061
Total cost of revenue	24,457	26,633	71,643	80,055

Operating expense
Research and development	5,476	6,149	17,204	20,872
Sales and marketing	5,689	4,354	15,360	15,499
General and administrative	10,752	6,093	32,249	34,500
Total operating expense	21,917	16,596	64,813	70,871

Impairment charge	-	-	-	24,929

Loss from operations	(4,808)	(7,027)	(16,363)	(60,001)

Interest income	815	976	2,490	3,380
Interest expense	(84)	(85)	(272)	(277)
Other expense, net	(15)	(78)	(158)	(285)
Loss before income taxes	(4,092)	(6,214)	(14,303)	(57,183)

Income tax (benefit) expense	(180)	56	(302)	131
Net loss	(3,912)	(6,270)	(14,001)	(57,314)
Other comprehensive loss
Foreign currency translation adjustment	(126)	(6)	(206)	721
Comprehensive loss	(4,038)	(6,276)	(14,207)	(56,593)
Net loss per common share
Basic and diluted	$(0.02)	$(0.03)	$(0.07)	$(0.30)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	190,922	188,376	191,655	189,835

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of
	September 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$89,215	$104,550
Accounts receivable, net	33,588	47,401
Inventory	20,977	26,670
Deferred cost of revenue, current portion	472	3,068
Prepaid expenses and other current assets	8,979	6,189
Total current assets	153,231	187,878
Property and equipment, net	4,583	5,121
Deferred cost of revenue	-	121
Goodwill	92,339	92,339
Intangible assets, net	16,596	19,501
Other long-term assets	22,393	15,965
Total assets	$289,142	$320,925

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$9,015	$13,012
Accrued expenses and other current liabilities	16,577	14,040
Deferred revenue, current portion	17,618	32,966
Total current liabilities	43,210	60,018
Deferred revenue	20,452	22,968
Other long-term liabilities	5,050	5,800
Total liabilities	68,712	88,786

Commitments and contingencies
Convertible preferred stock, $0.0001 par value; 50,000 shares authorized as of September 30, 2026 and December 31, 2025; no shares of preferred stock issued and outstanding as of September 30, 2026 and December 31, 2025	-	-

Stockholders' equity
Class A common stock, $0.0001 par value; 500,000 shares authorized as of September 30, 2026 and December 31, 2025, respectively; 189,750 and 189,677 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	19	19
Additional paid-in capital	654,364	645,051
Accumulated deficit	(434,110)	(413,294)
Accumulated other comprehensive loss	157	363
Total stockholders' equity	220,430	232,139
Total liabilities, convertible preferred stock and stockholders' equity	$289,142	$320,925

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the nine months ended September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,001)	$(57,314)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	6,741	6,210
Goodwill impairment	-	24,929
(Recovery of) provision for warranty expense	(521)	618
Non-cash lease expense	339	599
Stock-based compensation	9,455	7,081
Change in fair value of earnout related to acquisition	-	(294)
Non-cash interest expense	102	104
Provision for excess and obsolete inventory	951	3,852
Provision for (recovery of) expected credit losses	257	(328)
Change in operating assets and liabilities
Accounts receivable	13,477	7,861
Inventory	4,716	3,390
Deferred cost of revenue	2,718	7,071
Prepaid expenses and other assets	(7,824)	(4,617)
Accounts payable	(3,873)	1,950
Accrued expenses and other liabilities	2,878	(1,131)
Deferred revenue	(17,858)	(28,911)
Lease liabilities	(915)	(302)
Net cash used in operating activities	(3,358)	(29,232)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(482)	(3,552)
Capitalized software costs	(4,852)	(3,389)
Net cash used in investing activities	(5,334)	(6,941)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments for repurchases of Class A common stock	(6,815)	(4,918)
Proceeds from options exercise	911	-
Proceeds from ESPP purchases	202	285
Taxes paid related to net share settlements of stock-based compensation awards	(1,255)	(897)
Payment of earnout related to acquisition	-	(1,466)
Net cash used in financing activities	(6,957)	(6,996)
Effect of exchange rate changes on cash and cash equivalents	314	709
Net decrease in cash and cash equivalents	(15,335)	(42,460)
Cash and cash equivalents - beginning of period	104,550	142,482
Cash and cash equivalents - end of period	$89,215	$100,022

Reconciliation of cash and cash equivalents to the condensed consolidated balance sheets
Cash and cash equivalents	$89,215	$100,022
Total cash and cash equivalents	$89,215	$100,022

Exhibit 99.1

SMARTRENT, INC.

RECONCILIATION OF NON-GAAP MEASURES

(in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025
	(dollars in thousands)		(dollars in thousands)
Net loss	$(3,912)	$(6,270)	$(14,001)	$(57,314)
Interest income, net	(731)	(891)	(2,218)	(3,103)
Income tax (benefit) expense	(180)	56	(302)	131
Depreciation and amortization	2,227	2,201	6,741	6,210
EBITDA	(2,596)	(4,904)	(9,780)	(54,076)
Legal matters	-	(2,464)	1,422	1,861
Stock-based compensation	3,165	2,084	9,455	7,081
Goodwill impairment	-	-	-	24,929
Inventory write-off	-	1,794	-	1,794
Non-recurring warranty provision	-	(350)	-	(500)
Other acquisition expenses	-	-	-	(231)
Other non-operating expenses	489	915	1,052	2,496
Adjusted EBITDA	$1,058	$(2,925)	$2,149	$(16,646)

	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025
	(dollars in thousands)		(dollars in thousands)
Total revenue	$41,566	$36,202	$120,093	$115,854
Hub amortization revenue	(877)	(3,424)	(4,383)	(12,701)
Total Core Revenue	$40,689	$32,778	$115,710	$103,153

Exhibit 99.1

SMARTRENT, INC.

OPERATING METRICS

(in thousands)

	For the trailing twelve months ended September 30,
	2026	2025	% Change
Hardware
Hardware Units Shipped	107,423	114,197	(6)%
Hardware ARPU(2)	$558	$489	14%

Professional Services
New Units Deployed	73,363	84,285	(13)%
Hardware Upgrade Units	51,569	40,766	27%
Professional Services ARPU(2)	$469	$426	10%

Hosted Services
Units Deployed (1)	941,977	870,230	8%
Average aggregate Units Deployed	906,104	828,634	9%
SaaS ARPU(2)	$5.75	$5.63	2%

Bookings
Units Booked	122,510	85,250	44%
Bookings (in 000's)	$143,981	$111,576	29%
Units Booked SaaS ARPU(2)	$7.09	$8.66	(18)%
(1) Units Deployed is presented as of the last day of the applicable period; all other metrics are presented for the applicable trailing twelve-month period.
(2) ARPU metrics may vary based on the scope and mix of activity during the period.

Investor Contact

Kelly Reisdorf
Head of Investor Relations

investors@smartrent.com

Media Contact

Amanda Chavez
Vice President, Corporate Communications
media@smartrent.com